Exhibit 99.1

Wheels Up Announces Investors Agree to One-Year Lock-Up Extension

Approximately 97.2% of lead investor shares will remain subject to the lock-up restriction until September 20, 2025

Atlanta, GA – September 23, 2024 – Wheels Up Experience Inc. (NYSE: UP) today announced that lead investors, Delta Air Lines, Inc., CK Wheels LLC, and Cox Investment Holdings, LLC, agreed to extend the lock-up restriction with respect to all their shares of common stock issued under the Investment and Investor Rights Agreement, for an additional year, until September 20, 2025. In addition, Kore Capital LLC and funds managed by Whitebox Advisors LLC, agreed to extend the lock-up restriction with respect to 72.5% of their shares until September 20, 2025. As a result, approximately 97.2% of the shares issued under the Investment and Investor Rights Agreement will remain subject to a lock-up restriction until September 20, 2025.

“I appreciate the confidence and support of the company’s lead investors,” said Wheels Up Chief Executive Officer George Mattson. “We believe that this extended commitment by our investors allows us to continue to execute on our strategic plan.”

Concurrently with this announcement, the company is filing a Current Report on Form 8-K with the SEC related to the extension of the lock-up restrictions.

About Wheels Up

Wheels Up is a leading provider of on-demand private aviation and one of the largest companies in the industry. Wheels Up offers a complete global aviation solution with a large and diverse fleet and a global network of safety-vetted charter operators, all backed by an uncompromising commitment to safety and service. Customers can access charter and membership programs, as well as unique commercial travel benefits through a one-of-a-kind, strategic partnership with Delta Air Lines. Wheels Up also offers cargo, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to deliver a premium solution for every customer journey. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of Wheels Up Experience Inc. ("Wheels Up").  The words "anticipate," "continue," "could," "expect," "plan," "potential," "should," "would," "pursue" and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking.  Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Wheels Up's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the "SEC") on March 7, 2024 and Wheels Up's other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Wheels Up does not intend to update any of these forward-looking statements after the date of this press release.

For more information, please visit: wheelsup.com

Media Contact

press@wheelsup.com

* — * — * — * — *